Exhibit 97.1

Tenaris Clawback Policy

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1.              Introduction and purpose.

Tenaris S.A. (the “Company” and, together with its subsidiaries, “Tenaris”) is a leading global manufacturer and supplier of steel pipe products and related services for the world’s energy industry and for other industrial applications. Tenaris’s customers include most of the world’s leading oil and gas companies as well as engineering companies engaged in constructing oil and gas gathering, transportation, processing and power generation facilities, and its principal products include casing, tubing, line pipe, and mechanical and structural pipes.

This Clawback Policy (the “Policy”) sets forth the principles for the prompt recovery or “clawback” of erroneously awarded incentive-based compensation granted to certain officers of Tenaris in the event of a restatement of the Company’s financial statements, as further described herein.

This Policy has been approved by the Company’s board of directors (the “Board”) on, and is effective as of, November 2, 2023, in response to the requirements of Section 303A.14 of the New York Stock Exchange (the “NYSE”) Listed Company Manual and will be interpreted to be consistent with such requirements. This Policy evidences the Company’s commitment to accountability and integrity as well Tenaris’s policies on fair and equitable compensation.

2.              Scope and application.

This Policy applies to Tenaris’s executive officers, as such term is defined under the rules of the Securities and Exchange Commission (the “SEC”) under Section 16 of the Securities Exchange Act of 1934 (“Executive Officers”)1 The Company has determined that, as of the date this Policy was approved, the individuals listed as “senior management” in Item 6.A of the Company’s annual report on Form 20-F, qualify as Executive Officers for purposes of this Policy, and will update such list of “senior management” from time to time to include all Executive Officers subject to the Policy.

The audit committee of the Board (the “Committee”) will be in charge of the interpretation, implementation, control and enforcement of this Policy. All determinations of the Committee will be final, binding and conclusive. The Committee may amend this Policy from time to time in a manner that complies with applicable law.

3.              Incentive-based compensation.

This Policy applies to any compensation received by any Executive Officer from Tenaris that is granted,

earned or vested based wholly or in part upon the attainment of a financial reporting measure (“Incentive-

1 Under SEC rules under Section 16 of the Securities Exchange Act of 1934, the term “Executive Officers” means the president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions. Executive officers of the Company’s subsidiaries are deemed Executive Officers of the Company if they perform such policy making functions for the Company.

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Based Compensation”). A “financial reporting measure” means any of the following: (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, (ii) stock price and (iii) total shareholder return. A financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the SEC. Incentive-Based Compensation shall be deemed received by an Executive Officer, for purposes of this Policy, in the Company’s fiscal year during which the financial reporting measure used to determine the Incentive-Based Compensation is attained, regardless of whether vesting, payment or grant of the Incentive-Based Compensation occurs after the end of such period.

4.              Erroneously awarded compensation.

Incentive-Based Compensation will be “erroneously awarded” for purposes of this Policy when the Company is required to make an accounting restatement of any previously issued consolidated financial statement due to a material non-compliance with financial reporting requirements or a material violation of applicable laws, regulations or employment policies that resulted in a significant harm to Tenaris, or such non-compliance would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, and to the extent such restatement impacts the financial reporting measure used to determine the amount of Incentive-Based Compensation granted, earned or vested to an Executive Officer.

Executive Officers subject to this Policy are required to reimburse to the Company any erroneously awarded Incentive-Based Compensation on the term and through the mechanism determined by the Company in its sole discretion.

5.              Recovery period.

This Policy applies with respect to Incentive-Based Compensation received on or after December 1, 2023 by any Executive Officer (i) who serves in such position at the time of application of the Policy; (ii) while the Company has a class of securities listed on a U.S. national securities exchange, and (iii) who served as an Executive Officer at any time during the three completed fiscal years immediately preceding the date on which the Company is required to make a restatement of its financial statements.

6.              Triggering events and recovery procedure.

The recovery procedure described in this Policy will be triggered on the date on which the Board concludes, or reasonably should have concluded, that the Company is required to prepare a restatement of its consolidated annual financial statements; or on the date on which a court, regulator, or other legally authorized body directs the Company to prepare such restatement.

The amount of Incentive-Based Compensation subject to recovery under this Policy will be the amount exceeding the Incentive-Based Compensation that the Executive Officer would have otherwise received had the Incentive-Based Compensation been determined based on the restated amounts reflected in the restatement (without regard to any taxes paid). For Incentive-Based Compensation based on stock price

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or total shareholder return, where the amount erroneously awarded is not subject to mathematical recalculation directly from the information in a restatement, the recoverable amount will be determined by the Committee based on a reasonable estimate of the effect of the restatement on such measure. In such event, the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

The Company will notify any Executive Officer who must reimburse any erroneously awarded Incentive- Based Compensation pursuant to this Policy and will make efforts to recover such amounts reasonably promptly, provided, however, that for purposes of determining the need for a recovery and the amount of Incentive-Based Compensation subject to recovery, the Committee will take into consideration all relevant factors to the extent consistent with this Policy.

7.              Exceptions

This Policy will not apply to the extent the Committee has made a determination that recovery would be impracticable in the following cases:

A.   Direct Expense Exceeds Recoverable Amount: if the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided, however, that in such case, the Company will (i) make a reasonable attempt to recover such erroneously awarded Incentive-Based Compensation, (ii) document such reasonable recovery attempts, and (iii) submit any such documentation and evidence to the NYSE.

B.   Violation of Home Country Law: if recovery of Incentive Based-Compensation would result in the violation of any laws adopted prior to November 28, 2022, applicable to Tenaris; provided, however, that in such case, the Company shall (i) obtain an opinion from a counsel of the jurisdiction which law would be violated if recovery were sought and (ii) shall provide such opinion to the NYSE.

8.              Prohibition against indemnification

Notwithstanding any indemnification arrangement or insurance policy for the benefit of an Executive Officer, the Company will not indemnify any Executive Officer or former Executive Officer against the loss of erroneously awarded Incentive-Based Compensation, including by paying or reimbursing for the cost of insurance obtained by any such Executive Officer with respect to amounts recoverable under this Policy.

9.              Supplemental Incentive-Based Compensation arising from a restatement.

The Company acknowledges that it is unlikely that an accounting restatement of any previously issued consolidated financial statement that impacts the financial reporting measure used to determine the amount of Incentive-Based Compensation granted to an Executive Officer may result in supplemental Incentive-Based Compensation payable to the Executive Officer. If, however, any such event shall occur, the Company may make arrangements to pay such supplemental Incentive-Based Compensation to the Executive Officer on the term and through the mechanism determined by the Company in its sole discretion.

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